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FINAL–NOT FOR EXTERNAL DISTRIBUTION–FINAL

Federated Investors, Inc.

Frequently Asked Questions

For use with clients, media and analysts

FINAL—July 19, 2019

THE DEAL

  What was the news about Federated and PNC announced on May 7?

Federated and PNC announced that they have reached a definitive agreement for Federated to acquire certain components of PNC Capital Advisors, LLC’s (PCA) investment-management business. The transaction includes the reorganization of PNC’s family of liquidity, equity and fixed-income mutual funds into corresponding Federated mutual funds, the acquisition of certain assets related to PCA’s separate account and separately managed account business, and the transition of a Cleveland based international equity management team from PCA to Federated.

  Why did Federated decide to do this transaction?

Federated has a long history of successfully completing transactions with banks seeking to exit all or portions of their investment-management business. In this transaction, Federated strengthens an already strong relationship with PNC, adds to various Federated franchises and offers PNC Funds’ money market, equity and fixed-income shareholders larger funds with high-quality strategies, similar investment objectives and competitive performance and pricing. PCA separate account and separately managed account holders will be offered Federated strategies with similar investment objectives and comparable or stronger performance.

  Why did PNC decide to do this transaction?

I am not able to comment on PNC-related information. If the inquiry is from a media source: Refer inquiries to Marcey Zweibel, PNC Corporate Communications Director, at 412-762-1693.

  Why did PNC decide to keep components of this business?

I am not able to comment on PNC-related information. If the inquiry is from a media source: Refer inquiries to Marcey Zweibel, PNC Corporate Communications Director, at 412-762-1693.

  Did Federated pay a premium for this transaction?

Federated agreed to pay a competitive and appropriate price based on market conditions.

  With Federated’s recent transactions, is the company holding enough cash on its balance sheet?

Yes.

  When do you expect the transaction to close?

We expect the transaction to close in the fourth quarter of 2019.

  Is Federated concerned about outflows and asset retention?

The potential for outflows is considered when evaluating any transaction. However, we have a history of maintaining assets in similar transactions and believe that we will retain assets because of our experience in making similar transactions as seamless as possible for clients. The Federated products offer high quality strategies, similar investment objectives and competitive pricing and performance when compared to the PNC products.

NOT FOR EXTERNAL DISTRIBUTION

  What does Federated expect to acquire as part of the transaction?

As of June 30, 2019:

•	Approximately $9 billion in liquidity assets
•	Approximately $4.1 billion in equity assets
o	$2.6 billion in equity fund assets
o	$1.5 billion in equity separate account assets and SMA assets
•	Approximately $567 million in fixed-income mutual fund assets
•	International growth equity team

  Was Federated represented by an investment bank?

Representation was provided by internal resources at Federated.

  Was PNC represented by an investment bank?

I am not able to comment on PNC-related information. If the inquiry is from a media source: Refer inquiries to Marcey Zweibel, PNC Corporate Communications Director, at 412-762-1693.

FII CORPORATE STRATEGY

  Is Federated still considering other acquisitions? Which types?

Yes. Federated regularly engages in conversations about various types of acquisition opportunities.

  Why did you choose to transition PCA’s international growth equity team to Federated?

The team manages three fundamentally driven international strategies that augment Federated’s international offerings. Additionally, two of the three funds managed by the team have established long-term records that show strong performance.

  Is this a statement about the performance of other Federated international equity products?

Not at all. These products complement our existing international equity products.

  Might you give the International Growth team the opportunity to launch other Federated products?

Our immediate focus will be to leverage Federated’s extensive distribution capabilities to create growth opportunities for the International Equity, Emerging Markets Equity and International Growth Funds that are planned to be transitioned to new Federated mutual funds while continuing the performance records of each fund.

  What impact do you expect this acquisition to have on Hermes?

Our transaction with PNC has little-to-no impact on Hermes. Federated acquired Hermes in 2018 as an opportunity to accelerate our growth in markets outside the U.S., and Hermes’ strong global platform showcases both firms’ shared commitment to long-term business growth, client-centric investing, ESG principles and active management.

  Will the new international funds compete with the Federated Hermes products that you have launched in the U.S.?

No. There is minimal overlap, which creates a great opportunity to expand investment strategy diversification to create an even stronger client proposition. Hermes’ international investment capabilities are more focused on deep integration of ESG factors, with specific strategies in credit, global equity, impact and SDG engagement.

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  What impact will this transaction have on FII’s earnings?

We expect the deal to be modestly accretive for 2020, but given variables including timing, asset levels and final accounting for the transaction, we are not providing an accretion estimate.

LIQUIDITY PRODUCTS

  How many PNC liquidity funds do you plan to transition to Federated?

Three U.S. Government money market funds are expected to transition to Federated. Also, one ultrashort bond fund is part of the transition.

  How do you expect the PNC liquidity funds to map over to Federated?

Shareholders will be asked to approve the following mutual fund reorganizations:

Liquidity Fund Transitions

PNC Funds	Net Assets (in millions)*	Federated Funds	Net Assets (in millions)*	Combined Assets (in millions)*
PNC Government Money Market Fund	$13,071	Federated Government Obligations Fund	$80,662	$93,733
PNC Treasury Money Market Fund	$2,041	Federated U.S. Treasury Cash Reserves	$22,263	$24,304
PNC Treasury Plus Money Market Fund	$461	Federated Treasury Obligations Fund	$39,605	$40,066

* As of June 30, 2019; Approximately $9 billion of liquidity product assets are estimated to transition to Federated

  Will money market fund expenses and fees be the same for PNC Funds’ shareholders after they transition to Federated’s funds?

In general, Federated’s fund pricing will be comparable to PNC’s pricing. We continue to work through the details of each fund, but as a pioneer in the liquidity management business Federated offers the investment solutions that cash clients seek.

EQUITY AND FIXED-INCOME PRODUCTS

  How many equity and fixed-income funds do you expect to transition to Federated?

Assuming PNC Funds’ shareholder approval is received, as of June 30, 2019, approximately $2.6 billion in equity mutual fund assets and $567 million in fixed-income mutual fund assets will be reorganized from 15 PNC funds into 10 existing and three newly created Federated funds. The existing Federated mutual funds have comparable investment strategies to the PNC Funds. We continue to work through the details of each fund reorganization.

  Will the fund’s expenses and fees be the same for PNC clients after they transition to Federated’s funds?

In general, Federated’s fund pricing will be comparable to PNC Funds’ pricing. We continue to work through the details of each fund reorganization.

  How do you expect the PNC funds to mapover to Federated funds? How will the funds be reorganized?

PNC Funds’ shareholders will be asked to approve the following reorganizations of the funds in which they are invested into Federated funds with comparable investment strategies:

Equity and Fixed-income Fund Reorganizations

PNC Funds	Net Assets (in millions)*	Federated Funds	Net Assets (in millions)*	Combined Assets (in millions)*
PNC International Equity	$1,660	(New) Federated International Equity	New	$1,660
PNC Multi-Factor Small Cap Core	$309	Federated MDT Small Cap Core	$981	$1,557†
PNC Ultrashort Bond Fund	$270	Federated Ultrashort Bond Fund	$3,637	$3,907
PNC Small Cap	$249	Federated MDT Small Cap Core	$981	$1,557†
PNC Total Return Advantage	$185	Federated Total Return Bond	$8,615	$8,800
PNC Multi-Factor Small Cap Growth	$138	Federated MDT Small Cap Growth	$887	$1,025
PNC Multi-Factor Large Cap Value	$104	Federated MDT Large Cap Value	$1,161	$1,265
PNC Multi-Factor Large Cap Growth	$101	Federated MDT Large Cap Growth	$129	$230
PNC Tax Exempt Limited Maturity Bond	$78	Federated Short-Intermediate Duration Municipal Trust	$764	$842
PNC Intermediate Tax Exempt Bond	$34	Federated Intermediate Municipal Trust	$71	$105
PNC Multi-Factor Small Cap Value	$18	Federated MDT Small Cap Core Fund	$981	$1,557†
PNC Balanced Allocation	$18	Federated MDT Balanced	$160	$178
PNC Emerging Markets Equity	$12	(New) Federated Emerging Markets Equity	New	$12
PNC Multi-Factor All Cap	$6	Federated MDT All Cap Core	$314	$320
PNC International Growth	$6	(New) Federated International Growth	New	$6

* As of June 30, 2019

† Reflects transition of assets from three PNC funds

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INTERNATIONAL GROWTH EQUITY TEAM

  Would you tell me about the international growth equity team that transitions from PCA to Federated as part of this transaction?

The team consists of five investment professionals who manage three mutual funds totaling approximately $1.6 billion in assets. The funds managed by the team offer strong performance records.

  Would you tell me more about this team’s investment performance?
•	The $1.6 billion PNC International Equity Fund offers strong 3-, 5- and 10-year performance records in its Morningstar Foreign Large Growth Category. The International Equity Fund has 4-star overall Morningstar ratings in I, A, and R6 share classes as of June 30, 2019.
•	The $6 million International Growth Fund offers strong 3-year performance and is rated 4 stars overall by Morningstar in I, A, and R6 share classes as of June 30, 2019.
•	The $12.3 million Emerging Markets Equity Fund was launched in March 2017 and therefore does not have a historical performance record or Morningstar rating.

  Who are the investment professionals on the international growth equity team?

The International Growth team currently has five investment professionals, led by Martin C. Schulz, a 24-year industry veteran, all of whom are expected to transition from PCA to Federated.

  For one of the funds this team manages there is also a sub-advisor. Will Federated maintain the sub-advisor?

Polaris Capital Management has been a sub-advisor to the PNC International Equity Fund since 2005. The Federated Fund Board has approved keeping Polaris in place as they have contributed to the strong, long-term performance of the fund’s allocation to value stocks.

  Will the expenses on the three new Federated international shell funds (Federated International Equity Fund, Federated Emerging Markets Equity Fund and Federated International Growth Fund) be the same as the respective PNC funds?

Yes – At the time of the reorganization of the respective PNC Funds into these three new Federated Funds the expense ratios of the new Federated Funds will be the same or lower the respective PNC Funds.

PERSONNEL

  Will there be staff reductions at PNC related to the acquisition?

I am not able to comment on PNC-related information. If the inquiry is from a media source: Refer inquiries to Marcey Zweibel, PNC Corporate Communications Director, at 412-762-1693.

  Might there be staff reductions at Federated as a result of the deal?

No. We do not expect so. However, beyond adding Cleveland-based international growth equity team, Federated may add to sales staff as a result of the transaction.

  Will this bring any additional jobs to Federated in Pittsburgh?

We are not anticipating that it will add any meaningful number of positions in the Pittsburgh region.

  Will the International Growth Equity team based in Cleveland move to Pittsburgh?

No. The team will continue to be based in Cleveland.

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CUSTOMER SERVICE

  Why is this transaction good for PCA SMA clients?

PCA’s separate account clients can look to Federated to aid in the transition of the investment assets related to this transaction. Federated and PCA will seek to transition PCA’s current select equity, structured equity and international separate account and separately managed account clients with approximately $1.5 billion in assets to Federated, subject to applicable client consent. As a long-time provider of customized investment strategies, Federated has served institutional investors, retirement plans, state and local governments and others for more than four decades. The transferred separate account and separately managed account clients can look to Federated to offer product depth and breadth across a variety of mandates and portfolio management teams that use a unique blend of tactical allocations and multi-faceted risk management strategies to help navigate ever-changing market conditions. Federated is a top-10 provider of separately managed accounts having nearly 20 years in the SMA business and offering our clients’ customers a range of investment options to help them meet their financial goals.

  Why is this transaction good for PNC Fund shareholders?

We believe that the reorganizations are in the best interest of each PNC Fund because they provide shareholders the opportunity to: (1) continue to pursue a similar investment strategy through a tax-free combination of the PNC Fund with a comparable portfolio in another fund group; (2) become part of a larger and more diverse family of mutual funds; (3) in certain instances, invest in a larger combined fund with increased long-term growth prospects, which could potentially use the increased asset size to achieve greater economies of scale; and (4) invest in a family of mutual funds managed by an investment adviser(s) that has extensive investment management resources and money market fund management experience.

  What will the impact of this transaction be on PCA client accounts?

There should be little disruption to clients. Both Federated and PCA are working to make this move to Federated products as seamless as possible for clients.

MUTUAL FUND REORGANIZATIONS

  Will the reorganization transaction(s) of the PNC Fund(s) into the corresponding Federated Fund(s) be a taxable event for the shareholders of the PNC Fund(s)?

No, it is intended that the reorganization transactions will be tax-exempt reorganizations that will not have any tax implications on the underlying shareholders. It is not intended that the shareholders will incur any capital gains or losses on the exchange of PNC Fund shares for Federated Fund shares as a result of the reorganization. However, shareholders will incur capital gains or losses if they sell their PNC Fund shares before the reorganization is effective or if they sell / exchange their Federated Fund shares post transaction. PNC Fund shareholders also will receive any distributions of realized capital gains or income made by the PNC Funds prior to the consummation of the reorganizations, and such distributions will be subject to taxation. PNC Fund shareholders should consult their tax advisors for additional details.

  Will the PNC Funds pay out any realized capital gains prior to the reorganizations? When will the corresponding acquiring Federated Funds pay out any realized capital gains?

PNC Funds will distribute any income/realized capital gains to PNC Funds’ shareholders as applicable immediately prior to the reorganization closing, with the exception of those PNC Funds involved in reorganizations with the three newly created Federated Funds (i.e. the international equity funds). The Federated Funds will distribute any income/realized capital gains in the ordinary course of business (which may consequently be in December for many of the Federated Funds).

NOT FOR EXTERNAL DISTRIBUTION

  Will the fund reorganizations involve a transfer of cash or securities from the PNC Funds to the respective acquiring Federated Funds?

It is anticipated that the underlying securities in each PNC Fund will be transferred over to the corresponding Federated Fund at the time of reorganization in exchange for shares of the Federated Fund, which shares will then be distributed to PNC Fund shareholders. The aggregate net asset value of a shareowner’s account will remain the same in the Federated Fund immediately following the reorganization as it was immediately prior to the reorganization in the PNC Fund – although the underlying number of shares may change.

  Will securities be sold in the PNC Funds in anticipation of the reorganizations to better align the portfolios?

Securities will be sold in the ordinary course of business in the PNC Funds. There is no formal plan to dispose of any securities to better align the portfolios pre-reorganization, with the exception of the PNC Funds selling shares of any mutual funds held in their portfolios and any securities that the Federated Funds are not permitted, by prospectus, to hold (which is expected to be minimal, if any).

  What will happen to the shareholders’ accounts?

If the reorganization transactions are approved, accounts in the applicable PNC Funds will be closed and new accounts will be opened in the corresponding Federated funds. This process will occur automatically, with no action required by shareholders.

  When will more detailed information be made available?

An N-14 registration/proxy statement is expected to be mailed to PNC Funds’ shareholders of record in Fall 2019. The N-14 registration/proxy statement will provide detailed information about the reorganization transactions and a comparison of the PNC Funds to the applicable Federated Funds. PNC Fund shareholders will be asked to vote to approve the reorganizations, as the PNC Funds’ Board of Trustees has recommended a favorable vote, concluding that the reorganizations are in the best interests of each PNC Fund and its shareholders.

To the extent that Federated Investors, Inc., one of its subsidiaries, or its officers and directors, may be deemed to be participants in the solicitation of proxies from shareholders of the PNC Funds in connection with the proposed proxy statement, additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed proxy statement will be included in, or incorporated into the proxy statement that the Federated Funds intend to file, on behalf of the PNC Funds, with the Securities and Exchange Commission (SEC).

The foregoing is not an offer to sell, nor a solicitation to buy, shares of any Federated Fund, nor is it a solicitation of any proxy. Shareholders of the relevant PNC Funds will be receiving a Prospectus/Proxy Statement, or an “Important Notice Regarding the Availability of Proxy Materials,” that provides additional information regarding the proposed reorganizations. The Prospectus/Proxy Statement, and any other documents to be filed by the Federated Funds with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov or at the PNC Funds' website at www.pncfunds.com. Investors should read the Prospectus/Proxy Statement carefully before making any voting decision, because it contains important information.

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